FBL Financial Group, Inc.	Exhibit 3(i)(f)

ARTICLES OF AMENDMENT
OF
FBL FINANCIAL GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment(s) to the Corporation's Articles of Incorporation.

1	The name of the corporation is FBL Financial Group, Inc.

2	Sections 2, 3 and 4 of Article VI are amended to read as follows:

2. Number: The number of Class A Directors of the Corporation shall be not less than eight (8) nor more than ten (10). The number of Class B Directors of the Corporation shall be not less than five (5) nor more than seven (7). The number of Class B Directors of the Corporation shall be not less than three (3) less than the number of Class A Directors of the Corporation.

3. Class A Director Qualification and Removal. Not less than eight (8) nor more than ten (10) Class A Directors (the exact number to be set from time to time by resolution of the Board of Directors) shall be elected annually by the holders of the Class A Common Stock. Class A Directors may be removed without cause by the holders of a majority of the outstanding Class A Common Stock.

4. Class B Director Qualifications and Removal. Not less than five (5) nor more than seven (7) Class B Directors (the exact number to be set from time to time by the terms of an agreement among the Class B Common Stockholders) shall be elected annually by the holders of the Class B Common Stock. Class B Directors may be removed without cause by the holders of a majority of the outstanding Class B Common Stock.

3	The date of adoption of the amendment was May 14, 2004.

4
The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

DESIGNATION OF GROUP	SHARES OUT-STANDING	VOTES ENTITLED TO BE CAST ON AMENDMENT	VOTES REPRESENTED AT MEETING
Class A Common Stock; Class B Common Stock; Series B Preferred Stock, and Series C Preferred Stock	35,277,681	40,227,681	39,281,992

4A. The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

VOTING GROUP	VOTES FOR	VOTES AGAINST
Class A Common Stock; Class B Common Stock; Series B Preferred Stock, and Series C Preferred Stock	39,177,758	149,320

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

FBL FINANCIAL GROUP, INC.

/s/ WILLIAM J. ODDY
William J. Oddy, Chief Executive Officer
Date: May 14, 2004